[English Translation - originally in Spanish]

KARMA MEDIA

Business with a Conscience TM

Broadcast Agreement

This agreement is between ____________________ (referred to as “broadcaster”) located at _____________________________ and Karma Media Inc. with corporate offices located at 13101 Washington Blvd, 2nd Floor, Los Angeles, CA 90066.

Terms of Agreement:

Broadcaster agrees to air the 30-minute television program entitled “Estelle’s Paradise”, owned and distributed by Karma Media.  Broadcasts will begin or before the week of January 1, 2005 for a minimum of 52 consecutive weeks.  Either party may terminate this agreement for any reason with a 60-day advance written notice.  This agreement is automatically renewable unless either party desires to change all or part of the terms contained within this agreement.  Broadcaster agrees to air “Estelle’s Paradise” a minimum of once per week between the hours of 6AM and 12 midnight.  Provided this minimum requirement is fulfilled, the broadcaster is granted permission by Karma Media to air each episode on an unlimited basis.  The broadcaster will provide Karma Media with program grids in advance of broadcast dates.

The broadcaster and Karma Media will split the commercial time 50/50 during each airing of Estelle’s Paradise.  The commercial time is designated as 3 ½ minutes to the broadcaster and 3 ½ minutes for Karma Media.

Karma Media will deliver episodes of Estelle’s Paradise in ________ format in a timely manner so that the broadcaster may have sufficient time to review each episode prior to the broadcast.  In the event an episode is determined unusable for broadcast, Karma Media will make every effort to provide a replacement or the broadcaster may elect to air a previous episode.

The broadcaster agrees to insert commercials per the direction of Karma Media and the broadcaster further agrees to provide Karma Media with affidavits or log sheets as validation that episodes and commercials have aired properly.

The broadcaster acknowledges that it is strictly prohibited from re-selling, licensing or bartering Estelle’s Paradise to any other broadcaster or individual not mentioned in this agreement.

By signing below both parties agree to the terms of this agreement and acknowledge that they are authorized to execute this agreement.

______________________________________        Date:_________________

Broadcaster

______________________________________       Date:___________________

Karma Media